AUDITOR'S CONSENT

We consent to the use in this Annual Report Pursuant to Regulation A of the Securities Act of 1933, Form 1-K of our report dated January 25, 2022 relating to the financial statements of Shackelford Pharma Inc. for the years ended September 30, 2021 and 2020, appearing in the Form 1-K.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

January 25, 2022